EXHIBIT 99.2

Agreement and Plan of Merger

among

Technology Solutions Company,

Z Acquisition Corp.

and

Zamba Corporation

Dated as of August 6, 2004

i

TABLE OF DEFINED TERMS

Defined Term	Section

Acquisition Transaction	4.2
Affiliate	2.8(b)
Agreement	Introduction
Blue Sky Laws	2.4
Certificate of Merger	1.2
Certificates	1.6(b)
Closing	1.15(a)
Code	Recitals
Company	Introduction
Company Affiliate Letter	5.4
Company Business Personnel	3.14
Company Bylaws	1.15(d)(iii)
Company Charter	1.4(a)
Company Common Stock	Recitals
Company Contract	3.11(a)
Company Foreign Benefit Plan	3.12(f)
Company Letter	3.2(c)
Company Multiemployer Plan	3.12(c)
Company Permits	3.8(a)
Company Plan	3.12(c)
Company Preferred Stock	3.2(a)
Company Rights	3.2(a)
Company Rights Agreement	3.2(a)
Company SEC Documents	3.5
Company Series A Preferred Stock	3.2(a)
Company Stockholder Voting Agreement	Recitals
Company Stock Option Plans	3.2(a)
Company Stock Options	3.2(a)
Company Stock Purchase Plan	3.2(a)
Company Stockholder Approval	5.1(a)
Company Stockholder Meeting	5.1(a)
Company Warrants	3.2(a)
Company’s Current Premium	5.11
Confidentiality Agreement	5.3
Constituent Corporations	Introduction
Contract	2.2(a)
Dissenting Shares	1.5(d)
DGCL	1.1
D&O Insurance	5.11
Effective Time	1.2
Employee Agreement	3.11(c)
Environmental Laws	2.12
ERISA	2.11(a)
ERISA Affiliate	2.11(b)

Defined Term	Section

Exchange Act	2.4
Exchange Agent	1.6(a)
Exchange Fund	1.6(a)
Exchange Ratio	1.5(c)
GAAP	2.5
Gains Taxes	5.9
Governmental Entity	2.4
Intellectual Property Rights	2.14(a)
IRS	2.9
Joint Venture	2.2(c)
Key Customers	3.7(b)
Knowledge of Parent	2.8(a)
Knowledge of the Company	3.8(a)
Material Adverse Change	2.1
Material Adverse Effect	2.1
Merger	Recitals
Nasdaq	1.8
Order	6.1(d)
Pandora Warrant	5.6(b)
Parent	Introduction
Parent Business Personnel	2.13
Parent Bylaws	2.3
Parent Charter	1.15(b)(i)
Parent Common Stock	Recitals
Parent Letter	2.2(c)
Parent Permits	2.8(a)
Parent Plan	2.11(b)
Parent Preferred Stock	2.2(a)
Parent Rights	2.2(a)
Parent Rights Agreement	2.2(a)
Parent SEC Documents	2.5
Parent Series A Preferred Stock	2.2(a)
Parent Stock Plans	2.2(a)
Per Share Merger Consideration	1.5(c)
Person	1.6(a)
Proxy Statement	2.6
Registration Statement	2.3
Rule 145 Affiliates	5.4
Sarbanes-Oxley Act	2.8(b)
SEC	2.2(b)
Securities Act	2.3
Share Issuance	2.3
State Takeover Approvals	2.4

v

Defined Term	Section

Sub	Introduction
Subsidiary	2.1
Substitute Option	5.6(a)
Substitute Warrant	5.6(b)
Superior Proposal	4.2(a)
Surviving Corporation	1.1
Takeover Proposal	4.2(a)
Tax Return	2.9
Taxes	2.9
Termination Fee	5.5(c)
Third Party	4.2(a)
Transmittal Letter	1.6(b)
Worker Safety Laws	2.12

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 6, 2004 (this “Agreement”), among Technology Solutions Company, a Delaware corporation (“Parent”), Z Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Sub”), and Zamba Corporation, a Delaware corporation (the “Company”) (Sub and the Company being hereinafter collectively referred to as the “Constituent Corporations”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of common stock, $0.01 par value, of the Company (“Company Common Stock”), together with the associated Company Rights (as hereinafter defined) under the Company Rights Agreement (as hereinafter defined), not owned directly or indirectly by Parent or the Company, will be converted into the right to receive shares of Common Stock, $0.01 par value, of Parent (“Parent Common Stock”), together with the associated Parent Rights (as hereinafter defined) under the Parent Rights Agreement (as hereinafter defined);

WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is in the best interest of their respective stockholders;

WHEREAS, Parent and Sub have required, as a condition to their willingness to enter into this Agreement, that certain stockholders of the Company enter into a Stockholder Voting and Support Agreement (the “Company Stockholder Voting Agreement”) with Parent and Sub, substantially in the form attached hereto as Exhibit A, concurrently with the execution and delivery of this Agreement; and

WHEREAS, this Agreement is intended to constitute a “plan of reorganization” with respect to the Merger for United States federal income tax purposes pursuant to which the Merger is to be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1             The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined).  Following the Merger, the separate corporate existence of Sub shall cease and the

Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.  Notwithstanding anything to the contrary herein, at the election of Parent, any direct wholly owned Subsidiary (as hereinafter defined) of Parent may be substituted for Sub as a constituent corporation in the Merger; provided that such substituted corporation is a Delaware corporation which is formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no other business activities.  In such event, the parties agree to execute an appropriate amendment to this Agreement, in form and substance reasonably satisfactory to Parent and the Company, in order to reflect such substitution.

Section 1.2             Effective Time.  The Merger shall become effective when a Certificate of Merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; provided, however, that, upon mutual consent of the Constituent Corporations, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Certificate of Merger is filed.  When used in this Agreement, the term “Effective Time” shall mean the date and time at which the Certificate of Merger is accepted for recording or such later time established by the Certificate of Merger.  The filing of the Certificate of Merger shall be made on the date of the Closing (as hereinafter defined).

Section 1.3             Effects of the Merger; Directors and Officers.  The Merger shall have the effects set forth in this Agreement and in Section 259 of the DGCL.

Section 1.4             Charter and Bylaws; Directors and Officers.  (a) At the Effective Time, the Fifth Amended and Restated Certificate of Incorporation, as amended, of the Company (the “Company Charter”), as in effect immediately prior to the Effective Time, shall be amended so that Article 4 of the Company Charter reads in its entirety as follows:  “The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, $0.01 par value.”  As so amended, the Company Charter shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.  At the Effective Time, the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in the Certificate of Incorporation of the Surviving Corporation.

(b)   The directors and officers of Sub at the Effective Time shall be the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.5             Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of any securities of the Constituent Corporations:

(a)   Each issued and outstanding share of common stock, $0.01 par value, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)   All shares of Company Common Stock, together with the associated Company Rights, that are held in the treasury of the Company or by any wholly owned Subsidiary of the Company and any shares of Company Common Stock, together with the associated Company Rights, owned by Parent or any wholly owned Subsidiary of Parent shall be canceled and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

(c)   Subject to the provisions of Sections 1.8 and 1.10 hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (together with the associated Company Rights), other than Dissenting Shares (as hereinafter defined) and shares to be canceled in accordance with Section 1.5(b), shall be converted into the right to receive (i) 0.15 (such number being the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Parent Common Stock, together with the associated Parent Rights (the “Per Share Merger Consideration”).  All such shares of Company Common Stock and the associated Company Rights, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive any dividends and other distributions in accordance with Section 1.7, certificates representing the shares of Parent Common Stock, together with the associated Parent Rights, into which such shares are converted, and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 1.6.

(d)   Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, together with the associated Company Rights, which are held of record by stockholders who shall not have approved the Merger and who shall have demanded properly in writing appraisal of such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration as set forth in Section 1.5(c), but the holders thereof instead shall be entitled to, and the Dissenting Shares shall only represent the right to receive, payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that (i) if such a holder fails to demand properly in writing from the Surviving Corporation the appraisal of his or its shares in accordance with Section 262(d) of the DGCL or, after making such demand, subsequently delivers an effective written withdrawal of such demand, or fails to establish his or its entitlement to appraisal rights as provided in Section 262 of the DGCL, if so required, or (ii) if a court shall determine that such holder is not entitled to receive payment for his or its shares or such holder shall otherwise lose his or its appraisal rights, then, in any such case, each share of Company Common Stock, together with the associated Company Rights, held of record by such holder or holders shall automatically be converted into and represent only the right to receive the Per Share Merger Consideration as set forth in Section 1.5(c), upon surrender of the certificate or certificates representing such Dissenting Shares.  The Company shall give Parent and Sub prompt notice of any demands received by the Company for appraisal of such shares, and Parent and Sub shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable law.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for fair value for Dissenting Shares or offer to settle, settle or negotiate in respect of any such demands.

Section 1.6             Parent to Make Certificates Available.  (a)  Parent shall authorize a commercial bank (or such other Person as shall be reasonably acceptable to Parent and the Company) to act as Exchange Agent hereunder (the “Exchange Agent”).  As soon as practicable after the Effective Time, Parent shall deposit with the Exchange Agent for exchange with outstanding shares of Company Common Stock, together with the associated Company Rights, all certificates representing the shares of Parent Common Stock, together with the associated Parent Rights, payable or issuable pursuant to Section 1.5(c) and cash, as required to make payments in lieu of any fractional shares pursuant to Section 1.8 (such shares of Parent Common Stock, together with the associated Parent Rights, and any dividends or distributions with respect thereto and cash, being hereinafter referred to as the “Exchange Fund”).  The Exchange Agent shall deliver the Per Share Merger Consideration contemplated to be issued and paid pursuant to Section 1.5(c) out of the Exchange Fund.  For purposes of this Agreement, “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, estate, Governmental Entity (as hereinafter defined), trust or unincorporated organization.

(b)   Parent shall instruct the Exchange Agent, as soon as practicable after the Effective Time, to mail to each record holder of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock, together with the associated Company Rights, converted in the Merger (the “Certificates”), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent, and shall contain instructions for use in effecting the surrender of such Certificates in exchange for certificates representing shares of Parent Common Stock, together with the associated Parent Rights, and cash in lieu of fractional shares (the “Transmittal Letter”)).  Upon surrender for cancellation to the Exchange Agent of all Certificates held by any record holder of a Certificate, together with the Transmittal Letter, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock, together with the associated Parent Rights, into which the shares represented by the Certificate so surrendered shall have been converted at the Effective Time pursuant to this Article I, cash in lieu of any fractional share in accordance with Section 1.8 and certain dividends and other distributions in accordance with Section 1.7, and any Certificate so surrendered shall forthwith be canceled.

Section 1.7             Dividends; Transfer Taxes; Withholding.  No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any Person entitled by reason of the Merger to receive a certificate representing Parent Common Stock until such Person surrenders the related Certificate or Certificates, as provided in Section 1.6, and no cash payment in lieu of fractional shares will be paid to any such Person pursuant to Section 1.8 until such Person shall so surrender the related Certificate or Certificates.  Subject to the effect of applicable law, there shall be paid to each record holder of a new certificate representing such Parent Common Stock:  (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of

Parent Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.8.  In no event shall the Person entitled to receive such dividends or other distributions or cash in lieu of fractional shares be entitled to receive interest on such dividends or other distributions or cash in lieu of fractional shares.  If any cash or certificate representing shares of Parent Common Stock, together with the associated Parent Rights, is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock, together with the associated Parent Rights, in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.  Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person who otherwise would have received the payment in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

Section 1.8             No Fractional Securities.  No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article I; no Parent dividend or other distribution or stock split shall relate to any fractional share; and no fractional share shall entitle the owner thereof to vote or to any other rights of a security holder of Parent.  In lieu of any such fractional share, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article I will be paid an amount in cash (without interest), rounded down to the nearest cent, determined by multiplying (i) the last reported sale price per share of Parent Common Stock on The Nasdaq National Market (“Nasdaq”) on the date of the Effective Time (or, if the shares of Parent Common Stock do not trade on Nasdaq on such date, the first date of trading of shares of Parent Common Stock on Nasdaq after the Effective Time) by (ii) the fractional interest of a share of Parent Common Stock to which such holder would otherwise be entitled.  As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Section 1.7 and this Section 1.8.

Section 1.9             Return of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the former stockholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such former stockholders who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.  None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any former holder of Company Common Stock for any such shares of Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and dividends and distributions which are delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 1.10           Adjustment of Per Share Merger Consideration.  In the event of any reclassification, stock split or stock dividend with respect to Parent Common Stock or any change or conversion of Parent Common Stock into other securities (or if a record date with respect to any of the foregoing should occur) prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the Per Share Merger Consideration and all references to the Per Share Merger Consideration and Exchange Ratio in this Agreement shall be deemed to be to the Per Share Merger Consideration and Exchange Ratio as so adjusted.

Section 1.11           No Further Ownership Rights in Company Common Stock.  All shares of Parent Common Stock, together with the associated Parent Rights, issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 1.8) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock, together with the associated Company Rights, represented by such Certificates.

Section 1.12           Closing of Company Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Company Common Stock shall thereafter be made on the records of the Company.  If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Exchange Agent or Parent, such Certificates shall be canceled and exchanged as provided in this Article I.

Section 1.13           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to such Certificate, the Exchange Agent or Parent will issue and pay or cause to be issued and paid in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, together with any associated Parent Rights, any cash in lieu of fractional shares of Parent Common Stock to which the holder thereof is entitled pursuant to Section 1.8, and any dividends or other distributions to which the holder thereof is entitled pursuant to Section 1.7.

Section 1.14           Further Assurances.  If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

Section 1.15           Closing; Closing Deliveries.

(a)   The closing of the transactions contemplated by this Agreement (the “Closing”) and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Sidley Austin Brown & Wood LLP, Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois, at 10:00 a.m., local time, no later than the second business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived (if permissible) or at such other time and place as Parent and the Company shall agree.

(b)   Subject to fulfillment or waiver of the conditions set forth in Article VI, at the Closing Parent shall deliver to the Company all of the following:

(i)            a copy of the Restated Certificate of Incorporation, as amended, of Parent (the “Parent Charter”), certified as of a recent date by the Secretary of State of the State of Delaware;

(ii)           a certificate of good standing of Parent, issued as of a recent date by the Secretary of State of the State of Delaware; and

(iii)          a certificate of the Secretary or an Assistant Secretary of Parent, dated the Closing Date, in form and substance reasonably satisfactory to the Company, as to (A) no amendments to the Parent Charter since a specified date; (B) the resolutions of the Board of Directors of Parent authorizing the execution and performance of this Agreement and the transactions contemplated herein and (C) the incumbency and signatures of the officers of Parent executing this Agreement.

(c)   Subject to fulfillment or waiver of the conditions set forth in Article VI, at the Closing Sub shall deliver to the Company all of the following:

(i)            a copy of the Certificate of Incorporation of Sub, certified as of a recent date by the Secretary of State of the State of Delaware;

(ii)           a certificate of good standing of Sub, issued as of a recent date by the Secretary of State of the State of Delaware; and

(iii)          a certificate of the Secretary or an Assistant Secretary of Sub, dated the Closing Date, in form and substance reasonably satisfactory to the Company, as to (A) no amendments to the Certificate of Incorporation of Sub since a specified date, (B) the Bylaws of Sub, (C) the resolutions of the Board of Directors of Sub authorizing the execution and performance of this Agreement and the transactions contemplated herein, (D) the written consent of Parent in its capacity as sole stockholder of Sub approving and adopting this Agreement in accordance with Section 251 of the DGCL and (E) the incumbency and signatures of the officers of Sub executing this Agreement and any other agreement or certificate executed by Sub in connection with the Closing.

(d)   Subject to fulfillment or waiver of the conditions set forth in Article VI, at the Closing the Company shall deliver to Parent all of the following:

(i)            a copy of the Certificate of Incorporation of the Company, certified as of a recent date by the Secretary of State of the State of Delaware;

(ii)           a certificate of good standing of the Company, issued as of a recent date by the Secretary of State of the State of Delaware;

(iii)          certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Parent, as to (A) no amendments to the Company Charter since a specified date, (B) the Bylaws of the Company (the “Company Bylaws”), (C) the resolutions of the Board of Directors of the Company authorizing the execution and performance of this Agreement and the transactions contemplated herein, (D) the resolutions of the stockholders of the Company approving and adopting this Agreement in accordance with Section 251 of the DGCL and (E) the incumbency and signatures of the officers of the Company executing this Agreement, and (E) the number of Dissenting Shares;

(iv)          all consents, waivers or approvals obtained by the Company with respect to the consummation of the transactions contemplated by this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub represent and warrant to the Company as follows:

Section 2.1             Organization, Standing and Power.  Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted.  Each Subsidiary (as hereinafter defined) of Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined) on

Parent.  Parent and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent.  For purposes of this Agreement (a) “Material Adverse Change” or “Material Adverse Effect” means, when used with respect to Parent or the Company, as the case may be, any event, effect, change or development that, individually or when taken together with all other events, effects, changes or developments, is, or could reasonably be expected to be, material and adverse to the business, assets, liabilities, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be; provided, however, that to the extent any event, effect, change or development is caused by or results from any of the following, it shall not be taken into account in determining whether there has been (or could reasonably be expected to be) a “Material Adverse Change” and “Material Adverse Effect”:  (i) factors affecting the economy or financial markets as a whole, except to the extent the Company or Parent, as the case may be, is materially and adversely affected in a disproportionate manner as compared to other comparable companies in the industry in which the Company or Parent, as the case may be, operates; and (ii) the trading price of the Company Common Stock or Parent Common Stock, as the case may be, in and of itself (it being understood that the facts or occurrences giving rise or contributing to any such event, effect, change or development which affects or otherwise relates to the trading price may be deemed to constitute, or be taken into account in determining whether there has been, or could reasonably be expected to be, a Material Adverse Change or Material Adverse Effect), and (b) “Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust, association or other entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, (i) 50% or more of the stock or other equity interests the holders of which are generally entitled to elect at least a majority of the Board of Directors or other governing body of such corporation, partnership, limited liability company, joint venture, trust, association or other entity or (ii) if there are no such voting interests, 50% or more of the equity interests in such corporation, partnership, limited liability company, joint venture, trust, association or other entity.

Section 2.2             Capital Structure.  (a) As of the date hereof, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock $0.01 par value per share (“Parent Preferred Stock”), of which 1,000,000 shares have been designated as Series A Junior Participating Preferred Stock (“Parent Series A Preferred Stock”).  At the close of business on June 30, 2004, (i) 40,898,902 shares of Parent Common Stock were issued and outstanding; (ii) 3,796,886 shares of Parent Common Stock were held in the treasury of Parent and no shares of Parent Common Stock were held by Subsidiaries of Parent; (iii) 13,022,720 shares of Parent Common Stock were reserved for issuance pursuant to outstanding options, warrants or other rights to purchase or otherwise acquire shares of Parent Common Stock under Parent's plans or other arrangements or pursuant to any plans (collectively, the “Parent Stock Plans”); and (iv) 1,000,000 shares of Parent Series A Preferred Stock have been reserved for issuance pursuant to the Rights Agreement, dated as of October 29, 1998, between Parent and Mellon Investor Services LLC (successor to ChaseMellon Shareholder Services, L.L.C.), as Rights Agent, as amended by the First Amendment to Rights Agreement, dated as of February 9, 2000 and the Second Amendment to Rights Agreement, dated as of April 25, 2002 (the “Parent Rights Agreement”), providing for rights to acquire shares of Parent Series A Preferred Stock (“Parent Rights”).  No shares of Parent Preferred Stock are issued or outstanding.  Between June 30, 2004 and the date of this Agreement, except as set forth above and except for the issuance of shares of Parent Common Stock pursuant to the Parent Stock Plans, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding.  All of the shares of Parent Common Stock issuable upon conversion of Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.  As of the date of this Agreement, except for (i) this Agreement and (ii) as set forth above, there are no options, warrants, calls, rights, puts or Contracts (as hereinafter defined) to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver, sell, redeem or otherwise acquire, or cause to be issued, delivered, sold, redeemed or otherwise acquired, any additional shares of capital stock (or other voting securities or equity equivalents) of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, put or Contract.  As of the date of this Agreement, Parent does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.  There are no Contracts to which Parent, its Subsidiaries or any of their respective officers or directors is a party concerning the voting of any capital stock of Parent or any of its Subsidiaries.  For purposes of this Agreement, “Contract” means any contract, agreement, instrument, guarantee, indenture, note, bond, mortgage, permit, franchise, concession, commitment, lease, license, arrangement, obligation or understanding, whether written or oral.

(b)   Each outstanding share of capital stock (or other voting security or equity equivalent) of each Subsidiary of Parent is duly authorized, validly issued, fully paid and nonassessable and, except for director or qualifying shares, each such share (or other voting security or equity equivalent) is owned by Parent or another Subsidiary of Parent, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on voting rights, charges and other encumbrances of any nature whatsoever.  Exhibit 21 to Parent's Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission (the “SEC”), constituted a true, accurate and correct statement in all material respects of all of the information required to be set forth therein by the regulations of the SEC as of the date thereof.

(c)   Section 2.2(c) of the letter dated the date hereof and delivered on the date hereof by Parent to the Company, which letter relates to this Agreement and is designated the Parent Letter (the “Parent Letter”) sets forth a list as of the date hereof of all Subsidiaries and Joint Ventures (as hereinafter defined) of Parent and the jurisdiction in which such Subsidiary or Joint Venture is organized.  Section 2.2(c) of the Parent Letter also sets forth as of the date hereof the nature and extent of the ownership and voting interests held by Parent in each Joint Venture.  Except as set forth in Section 2.2(c) of the Parent Letter, as of the date hereof, Parent has no obligation to make any capital contributions, or otherwise provide assets or cash, to any Joint Venture.  As used in this Agreement, “Joint Venture” means, with respect to a party, any corporation, limited liability company, partnership, joint venture, trust or other entity which is not a Subsidiary of such party and in which (i) such party, directly or indirectly, owns or controls any shares of any class of the outstanding voting securities or other equity interests (other than the ownership of securities primarily for investment purposes as part of routine cash management or investments of 1% or less in publicly traded companies) or (ii) such party or a Subsidiary of such party is a general partner.

Section 2.3             Authority.  On or prior to the date of this Agreement, the Boards of Directors of Parent and Sub have declared this Agreement and the Merger advisable and fair to and in the best interest of Parent and Sub, respectively, and their respective stockholders, and Parent, as sole stockholder of Sub, has approved and adopted this Agreement in accordance with the DGCL, and the Board of Directors of Parent has approved the issuance of Parent Common Stock, together with the associated Parent Rights in connection with the Merger (the “Share Issuance”).  Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to the filing of appropriate merger documents as required by the DGCL.  This Agreement and the consummation of the transactions contemplated hereby have been approved by the sole stockholder of Sub.  This Agreement has been duly executed and delivered by Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company and the validity and binding effect hereof on the Company) except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), this Agreement constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms.  The filing of a registration statement on Form S-4 with the SEC by Parent under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the “Registration Statement”) have been duly authorized by Parent's Board of Directors.  Parent has delivered to the Company complete and correct copies of the Parent Charter and the Bylaws of Parent (the “Parent Bylaws”).

Section 2.4             Consents and Approvals; No Violation.  Assuming that all consents, approvals, authorizations and other actions described in this Section 2.4 have been obtained and all filings and obligations described in this Section 2.4 have been made, except as set forth in Section 2.4 of the Parent Letter, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Parent Charter or the Parent Bylaws; (ii) the comparable charter or organizational documents of any of Parent's Subsidiaries; (iii) any Contract applicable to Parent or any of its Subsidiaries or any of their respective properties or assets; or (iv) any judgment, order, decree, injunction, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that would not, individually or in the aggregate, have a Material Adverse Effect on Parent or materially impair the ability of Parent or Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by Parent or Sub.  No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a “Governmental Entity”) is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or is necessary for the consummation by Parent or Sub of the Merger and the other transactions contemplated by this Agreement, except for (i) such filings, registrations, consents or approvals as may be required in connection with or in compliance with the provisions of the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”); (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business; (iii) such filings, authorizations, orders and approvals as may be required by state takeover laws (the “State Takeover Approvals”); (iv) such filings as may be required in connection with the Taxes described in Section 5.9; (v) applicable requirements, if any, of state securities or “blue sky” laws (“Blue Sky Laws”) and Nasdaq; (vi) applicable requirements, if any, under foreign or supranational laws relating to antitrust and to competition clearances; and (vii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent or materially impair the ability of Parent or Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by Parent or Sub.

Section 2.5             SEC Documents and Other Reports.  Parent has timely filed with the SEC all documents required to be filed by it since December 31, 2001 under the Securities Act or the Exchange Act (the “Parent SEC Documents”).  As of their respective filing dates, or, if amended, as of the date of the last amendment prior to the date hereof, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).  Except as disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof or as required by GAAP, Parent has not, between December 31, 2003 and the date hereof, made or adopted any material change in its accounting methods, practices or policies in effect on December 31, 2003.

Section 2.6             Registration Statement and Proxy Statement.  None of the information to be supplied by Parent or Sub for inclusion or incorporation by reference in the Registration Statement or the proxy statement/prospectus included therein relating to the Company Stockholder Meeting (as defined in Section 5.1(a)) (together with any amendments or supplements thereto, the “Proxy Statement”) will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  If, at any time prior to the Company Stockholder Meeting, any event with respect to Parent, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company.  The Registration Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Securities Act, and the Proxy Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Exchange Act.

Section 2.7             Absence of Certain Changes or Events.  Except as disclosed in the Parent SEC Documents filed with the SEC prior to the date of this Agreement or as disclosed in Section 2.7 of the Parent Letter, since December 31, 2003, (i) Parent and its Subsidiaries have not incurred any liability or obligation (indirect, direct or contingent) that would, individually or in the aggregate, have a Material Adverse Effect on Parent; (ii) Parent and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has, individually or in the aggregate, had a Material Adverse Effect on Parent; (iii) through the date hereof there has not been any split, combination or reclassification of any of Parent's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent's capital stock or distribution of any kind declared, set aside, paid or made by Parent on any class of its stock; and (iv) there has been no Material Adverse Change with respect to Parent.

Section 2.8             Permits and Compliance.  (a) Each of Parent and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect on Parent, and, as of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent (as hereinafter defined), threatened, except where the suspension or cancellation of any of the Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect on Parent.  Neither Parent nor

any of its Subsidiaries is in violation of (i) its charter, bylaws or other organizational documents; (ii) any applicable law, ordinance, administrative or governmental rule or regulation; or (iii) any order, decree or judgment of any Governmental Entity having jurisdiction over Parent or any of its Subsidiaries, except, in the case of clauses (ii) and (iii), for any violations that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.  For purposes of this Agreement, “Knowledge of Parent” means the actual knowledge of the individuals identified in Section 2.8(a) of the Parent Letter.

(b)   Parent is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.  Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither Parent nor any of its Affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of Parent.  For purposes of this Agreement, “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

(c)   Parent has (i) designed disclosure controls and procedures to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the management of Parent by others within those entities and (ii) to the extent required by applicable laws, disclosed, based on its most recent evaluation, to Parent's auditors and the audit committee of Parent's Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal control over financial reporting.  Parent has made available to the Company a summary of any such disclosure made by management to Parent's auditors and audit committee since January 1, 2002.

Section 2.9             Tax Matters.  Except as otherwise set forth in Section 2.9 of the Parent Letter, (i) Parent and each of its Subsidiaries have filed all federal, and all material state, local and foreign, Tax Returns (as hereinafter defined) required to have been filed or appropriate extensions therefor have been properly obtained, and such Tax Returns are correct and complete, except to the extent that any failure to so file or any failure to be correct and complete would not, individually or in the aggregate, have a Material Adverse Effect on Parent; (ii) all Taxes (as hereinafter defined) shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, except to the extent that any failure to so pay or so obtain such an extension would not, individually or in the aggregate, have a Material Adverse Effect on Parent; (iii) Parent and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes except to the extent that any failure to comply with such rules and regulations would not, individually or in the aggregate, have a Material Adverse Effect on Parent; (iv) any Tax Returns referred to in clause (i) relating to federal income Taxes have been examined by the Internal Revenue Service (the “IRS”) or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (v) no material issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending; (vi) all material deficiencies asserted or assessments made in writing as a result of any examination of such Tax Returns by any taxing authority have been paid in full; (vii) during the past three years, neither Parent nor any of its Subsidiaries has been a distributing or controlled corporation in a transaction intended to qualify for tax-free treatment under Section 355 of the Code; (viii) during the last five years, neither Parent nor any of its Subsidiaries has been a party to any so-called “listed transaction” identified by the IRS; (ix) neither Parent nor any of its Subsidiaries has been a member of any group of corporations filing Tax Returns on a consolidated, combined, unitary or similar basis other than each such group of which it is currently a member; and (x) no income or gain of Parent or any Subsidiary has been deferred pursuant to current or former Treasury Regulation §§ 1.1502-13 or -14, or current or former Temporary Treasury Regulation §§ 1.1502-13T or -14T, or Proposed Treasury Regulation § 1.1502-13.  For purposes of this Agreement:  (i) “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity and (ii) “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

Section 2.10           Actions and Proceedings.  Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement and except as set forth in Section 2.10 of the Parent Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving Parent or any of its Subsidiaries or against or involving any of the present or former directors, officers, employees or, to the Knowledge of Parent, consultants, agents or stockholders of Parent or any of its Subsidiaries, as such, or any of its or their properties, assets or business that would, individually or in the aggregate, have a Material Adverse Effect on Parent or materially impair the ability of Parent to perform its obligations hereunder.  Except as set forth in Section 2.10 of the Parent Letter, there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the Knowledge of Parent, threatened against or involving Parent or any of its Subsidiaries or any of its or their present or former directors, officers, employees or, to the Knowledge of Parent, consultants, agents or stockholders, as such, or any of its or their properties, assets or business that would, individually or in the aggregate, have a Material Adverse Effect on Parent or materially impair the ability of Parent to perform its obligations hereunder.  As of the date hereof, there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries or any of its or their present or former officers, directors, employees or, to the Knowledge of Parent, consultants, agents or stockholders, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement.

Section 2.11           ERISA.  (a) With respect to the Parent Plans, no event has occurred and, to the Knowledge of Parent, there exists no condition or set of circumstances in connection with which Parent or any ERISA Affiliate or Parent Plan fiduciary could be subject to any liability under the terms of such Parent Plans, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code or any other applicable law, other than liabilities for benefits payable in the normal course, which would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

(b)   As used herein, (i) “Parent Plan” means a “pension plan” (as defined in Section 3(2) of ERISA), a “welfare plan” (as defined in Section 3(1) of ERISA) or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, holiday pay, vacation, severance, death benefit, sick leave, fringe benefit, insurance or other plan, arrangement or understanding, in each case established or maintained by Parent or any of its ERISA Affiliates or as to which Parent or any of its ERISA Affiliates has contributed or otherwise may have any liability; and (ii) with respect to any Person, “ERISA Affiliate” means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such Person pursuant to Section 414(b), (c), (m) or (o) of the Code and the rules and regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the rules and regulations promulgated thereunder.

Section 2.12           Compliance with Worker Safety and Environmental Laws.  The properties, assets and operations of Parent and its Subsidiaries are in compliance with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, “Worker Safety Laws”) and the protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, “Environmental Laws”), except for any violations that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.  With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no events, conditions, circumstances, activities, practices, incidents, actions or plans of Parent or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

Section 2.13           Labor Matters.  As of the date hereof, neither Parent nor any of its Subsidiaries is a party to any collective bargaining Contract.  Neither Parent nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any Persons employed by or otherwise performing services primarily for Parent or any of its Subsidiaries (the “Parent Business Personnel”), and there is no unfair labor practice complaint or grievance against Parent or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the Parent Business Personnel, except where such unfair labor practice, complaint or grievance would not, individually or in the aggregate, have a Material Adverse Effect on Parent.  There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries which may interfere with the respective business activities of Parent or any of its Subsidiaries, except where such dispute, strike or work stoppage would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

Section 2.14           Intellectual Property.

(a)   Except as set forth in Section 2.14(a) of the Parent Letter, Parent and its Subsidiaries own or have a valid right to use all patents, trademarks, trade names, service marks, domain names, copyrights and any applications and registrations for any of the foregoing,  trade secrets, know-how, technology, computer software and other tangible and intangible proprietary information and intellectual property rights  (collectively, “Intellectual Property Rights”) as are necessary to conduct the business of Parent and its Subsidiaries as currently conducted or planned to be conducted by Parent and its Subsidiaries, taken as a whole, except where the failure to have such Intellectual Property Rights would not, individually or in the aggregate, have a Material Adverse Effect on Parent.  To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any third party, except where such infringement, misappropriation or violation would not, individually or in the aggregate, have a Material Adverse Effect on Parent. To the Knowledge of Parent, no third party infringes, misappropriates or violates any Intellectual Property Rights owned or exclusively licensed by or to Parent or any of its Subsidiaries, except where such infringement, misappropriation or violation would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

(b)   Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement or in Section 2.14(b) of the Parent Letter, (i) as of the date of this Agreement, there are no actions, suits or claims, or administrative proceedings or investigations pending or, to the Knowledge of Parent, threatened that challenge or question the Intellectual Property Rights of Parent or any of its Subsidiaries and (ii) there are no actions, suits or claims, or administrative proceedings or investigations pending or, to the Knowledge of Parent, threatened that challenge or question the Intellectual Property Rights of Parent or any of its Subsidiaries and that, if adversely decided, would, individually or in the aggregate, have a Material Adverse Effect on Parent.

Section 2.15           Opinion of Financial Advisor.  Parent has received the written opinion of Broadview International LLC, dated August 5, 2004, to the effect that, as of August 5, 2004, the Per Share Merger Consideration is fair to Parent from a financial point of view.

Section 2.16           Required Vote of Parent Stockholders.  No vote of the security holders of Parent is required by law, the Parent Charter or the Parent Bylaws or otherwise in order for Parent to consummate the Merger and the transactions contemplated hereby, including the Share Issuance.

Section 2.17           Reorganization.  Neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would, to the Knowledge of Parent, jeopardize the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 2.18           Brokers.  No broker, investment banker or other Person, other than Broadview International LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

Section 2.19           Operations of Sub.  Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Sub as follows:

Section 3.1             Organization, Standing and Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted.  Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on the Company.  The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification or good standing necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

Section 3.2             Capital Structure.  (a)  The authorized capital stock of the Company consists of (i) 120,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, $0.01 par value per share (“Company Preferred Stock”), of which 389,004 shares have been designated as Series A Junior Participating Preferred Stock (“Company Series A Preferred Stock”).  At the close of business on June 30, 2004, (i)  38,900,470 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights; (ii) no shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company; (iii) 8,903,014 shares of Company Common Stock were reserved for issuance pursuant to outstanding options (the “Company Stock Options”) to purchase shares of Company Common Stock pursuant to the Company's 1993 Equity Incentive Plan, 1998 Non-Officer Stock Option Plan, 2000 Non-Officer Stock Option Plan and 2000 Non-Qualified Stock Option Plan (collectively, the “Company Stock Option Plans”); (iv) 3,930,706 shares of Company Common Stock were reserved for issuance pursuant to outstanding warrants (the “Company Warrants”) to purchase shares of Company Common Stock; (v) 157,169 shares of Company Common Stock were reserved for issuance pursuant to the Company's 2000 Employee Stock Purchase Plan (the “Company Stock Purchase Plan”); and (vi) no shares of Company Preferred Stock were reserved for issuance, other than 389,004 shares of Company Series A Preferred Stock reserved for issuance pursuant to the Rights Agreement, dated September 12, 1994, between the Company and Wells Fargo Bank Minnesota (f/k/a/ Norwest Bank Minnesota), as amended by First Amendment to the Rights Agreement dated January 29, 2002 and the Second Amendment to

Rights Agreement dated November 26, 2002 (the “Company Rights Agreement”) providing for rights to acquire shares of Company Series A Preferred Stock (the “Company Rights”).  The Company Stock Option Plans and the Company Stock Purchase Plan are the only benefit plans of the Company or its Subsidiaries under which any securities of the Company or any of its Subsidiaries are issuable.  Each share of Company Common Stock which may be issued pursuant to any Company Stock Option Plan, Company Warrant or the Company Stock Purchase Plan has been duly authorized and, if and when issued pursuant to the terms thereof, will be validly issued, fully paid and nonassessable and free of preemptive rights.  No shares of Company Preferred Stock are issued or outstanding.  Except as set forth above and except for the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or Company Warrants outstanding on June 30, 2004 in accordance with the terms thereof, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding.  Except as set forth above, there are no options, warrants, calls, rights, puts or Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver, sell, redeem or otherwise acquire, or cause to be issued, delivered, sold, redeemed or otherwise acquired, any additional shares of capital stock (or other voting securities or equity equivalents) of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, put or Contract.  The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or without additional consideration are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.  There are no Contracts to which the Company, its Subsidiaries or any of their respective officers or directors is a party concerning the voting of any capital stock of the Company or any of its Subsidiaries.

(b)   Each outstanding share of capital stock (or other voting security or equity equivalent, as the case may be) of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable, and each such share (or other voting security or equity equivalent, as the case may be) is owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on voting rights, charges and other encumbrances of any nature whatsoever.

(c)   Section 3.2(c) of the letter dated the date hereof and delivered on the date hereof by the Company to Parent, which letter relates to this Agreement and is designated the Company Letter (the “Company Letter”), sets forth a list of all Subsidiaries and Joint Ventures of the Company and the jurisdiction in which such Subsidiary or Joint Venture is organized.  Section 3.2(c) of the Company Letter also sets forth the nature and extent of the ownership and voting interests held by the Company in each such Joint Venture.  The Company has no obligation to make any capital contributions, or otherwise provide assets or cash, to any Joint Venture.

(d)   Section 3.2(d) of the Company Letter sets forth a list of each Company Warrant, the holder thereof as of June 30, 2004, the expiration date and the number of shares subject thereto as of June 30, 2004 and the per share exercise price therefor.

Section 3.3             Authority.  On or prior to the date of this Agreement, the Board of Directors of the Company has declared this Agreement and the Merger advisable and fair to and in the best interest of the Company and its stockholders, approved and adopted this Agreement in accordance with the DGCL, resolved to recommend the approval and adoption of this Agreement by the Company's stockholders and directed that this Agreement be submitted to the Company's stockholders for approval and adoption.  The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval and adoption of this Agreement by the stockholders of the Company, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to (x) approval and adoption of this Agreement by the stockholders of the Company and (y) the filing of appropriate Merger documents as required by the DGCL.  This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub and the validity and binding effect of this Agreement on Parent and Sub) except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), this Agreement constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.  The filing of the Proxy Statement with the SEC has been duly authorized by the Company's Board of Directors.  The Company has delivered to Parent complete and correct copies of the Company Charter and Company Bylaws and the Certificate of Incorporation and Bylaws (or comparable organizational documents) of each of its Subsidiaries.

Section 3.4             Consents and Approvals; No Violation.  Assuming that all consents, approvals, authorizations and other actions described in this Section 3.4 have been obtained and all filings and obligations described in this Section 3.4 have been made, except as set forth in Section 3.4 of the Company Letter, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Company Charter or the Company Bylaws; (ii) the comparable charter or organizational documents of any of the Company's Subsidiaries; (iii) any material Contract applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or (iv) any judgment, order, decree, injunction, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that would not, individually or in the aggregate, have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.  No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the Securities Act and the Exchange Act; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business; (iii) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals; (iv) such filings as may be required in connection with the Taxes described in Section 5.9; (v) applicable requirements, if any, of Blue Sky Laws and Nasdaq; (vi) applicable requirements, if any, under foreign or supranational laws relating to antitrust and to competition clearances; and (vii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

Section 3.5             SEC Documents and Other Reports.  The Company has timely filed with the SEC all documents required to be filed by it since December 31, 2001 under the Securities Act or Exchange Act (the “Company SEC Documents”).  As of their respective filing dates, or, if amended, as of the date of the last amendment prior to the date hereof, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).  Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof or as required by GAAP, the Company has not, between December 31, 2003 and the date hereof, made or adopted any change in its accounting methods, practices or policies in effect on December 31, 2003.

Section 3.6             Registration Statement and Proxy Statement.  None of the information to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  If at any time prior to the Company Stockholder Meeting any event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur which is required at that time to be described in the Proxy Statement or the Registration

Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company.  The Registration Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Securities Act, and the Proxy Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Exchange Act.

Section 3.7             Absence of Certain Changes or Events.

(a)   Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement or as disclosed in Section 3.7(a) of the Company Letter, since December 31, 2003 (i) the Company and its Subsidiaries have not incurred any liability or obligation (indirect, direct or contingent) or, entered into any Contract or transaction, in each case, that is not in the ordinary course of business or that would, individually or in the aggregate, have a Material Adverse Effect on the Company; (ii) the Company and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has, individually or in the aggregate, had a Material Adverse Effect on the Company; (iii) there has not been any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock or dividend or distribution of any kind declared, set aside, paid or made by the Company on any class of its stock; (iv) there has not been (x) any granting by the Company or any of its Subsidiaries to any employee of the Company or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment Contracts in effect as of the date of the most recent audited financial statements included in the Company SEC Documents, (y) any granting by the Company or any of its Subsidiaries to any such employee of any increase in severance or termination Contracts in effect as of the date of the most recent audited financial statements included in the Company SEC Documents or (z) any entry by the Company or any of its Subsidiaries into any employment, severance or termination Contract with any such employee and (v) there has been no Material Adverse Change with respect to the Company.

(b)   Section 3.7(b) of the Company Letter sets forth a list for the twelve months ended December 31, 2003 of the top ten revenue producing customers of the Company and its Subsidiaries (collectively, the “Key Customers”), including the amount of revenue received from such Key Customers for the twelve months ended December 31, 2003 and the six months ended June 30, 2004.  Since January 1, 2004 there has been no actual or, to the Knowledge of the Company, threatened termination, cancellation or material limitation of, or material modification or change in, the business relationship of the Company or any of its Subsidiaries with any one or more of the Key Customers.  To the Knowledge of the Company, there exists no present condition or state of facts or circumstances involving any Key Customer and their relationships with the Company or any of its Subsidiaries which would, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent the conduct of its business after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which such business has heretofore been conducted.

Section 3.8             Permits and Compliance.  (a)  Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company (as hereinafter defined), threatened, except where the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company.  Neither the Company nor any of its Subsidiaries is in violation of (i) its charter, bylaws or other organizational documents; (ii) any applicable law, ordinance, administrative or governmental rule or regulation; or (iii) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries, except, in the case of clauses (ii) and (iii), for any violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.  No notice of any such violation or non-compliance has been received by the Company or any of its Subsidiaries.  For purposes of this Agreement, “Knowledge of the Company” means the actual knowledge of the individuals identified in Section 3.8(a) of the Company Letter.

(b)   The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.  Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of the Company.

(c)   The Company has (i) designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities and (ii) to the extent required by applicable laws, disclosed, based on its most recent evaluation, to the Company's auditors and the audit committee of the Company's Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.  The Company has made available to Parent a summary of any such disclosure made by management to the Company's auditors and audit committee since January 1, 2002.

Section 3.9             Tax Matters.  Except as otherwise set forth in Section 3.9 of the Company Letter, (i) the Company and each of its Subsidiaries have filed all federal, and all material state, local and foreign Tax Returns required to have been filed or appropriate extensions therefor have been properly obtained, and such Tax Returns are correct and complete, except to the extent that any failure to so file or any failure to be correct and complete would not, individually or in the aggregate, have a Material Adverse Effect on the Company; (ii) all Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, except to the extent that any failure to so pay or so obtain such an extension would not, individually or in the aggregate, have a Material Adverse Effect on the Company; (iii) the Company and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes except to the extent that any failure to comply with such rules and regulations would not, individually or in the aggregate, have a Material Adverse Effect on the Company; (iv) any Tax Returns referred to in clause (i) relating to federal income Taxes have been examined by the IRS or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (v) no material issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending; (vi) all material deficiencies asserted or assessments made in writing as a result of any examination of such Tax Returns by any taxing authority have been paid in full; (vii) during the past three years, neither the Company nor any of its Subsidiaries has been a distributing or controlled corporation in a transaction intended to qualify for tax-free treatment under Section 355 of the Code; (viii) no withholding is required under Section 1445 of the Code in connection with the Merger; (ix) during the last five years, neither the Company nor any of its Subsidiaries has been a party to any so-called “listed transaction” identified by the IRS; (x) neither the Company nor any of its Subsidiaries has been a member of any group of corporations filing Tax Returns on a consolidated, combined, unitary or similar basis other than each such group of which it is currently a member; and (xi) no income or gain of the Company or any Subsidiary has been deferred pursuant to current or former Treasury Regulation §§ 1.1502-13 or -14, or current or former Temporary Treasury Regulation §§ 1.1502-13T or -14T, or Proposed Treasury Regulation § 1.1502-13.

Section 3.10           Actions, Proceedings and Violations.  Except as set forth in the Company SEC Documents filed prior to the date of this Agreement and except as set forth in Section 3.10 of the Company Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries or against or involving any of the present or former directors, officers, employees or, to the Knowledge of the Company, consultants, agents or stockholders of the Company or any of its Subsidiaries, as such, or any of its or their properties, assets or business or any Company Plan (as hereinafter defined) that would, individually or in the aggregate, have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder.  Except as set forth in the Company SEC Documents filed prior to the date of this Agreement or in Section 3.10 of the Company Letter, there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or any of its or their present or former directors, officers, employees or, to the Knowledge of the Company, consultants, agents or stockholders, as such, or any of its or their properties, assets or business or any Company Plan that would, individually or in the aggregate, have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder.  As of the date hereof, there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of its or their present or former officers, directors, employees or, to the Knowledge of the Company, consultants, agents or stockholders, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement.

Section 3.11           Certain Agreements.  (a) Except as filed as exhibits to the Company SEC Documents filed prior to the date hereof and except as set forth in Section 3.11(a) of the Company Letter, neither the Company nor any of its Subsidiaries is a party to or bound by (i) any Contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act); (ii) any Contract which purports to materially limit or restrict the manner or localities in which the Company or any of its Affiliates (including Parent or any of its Subsidiaries following the Merger) may conduct business or which contains most favored nation pricing or exclusivity or non-solicitation provisions with respect to customers or suppliers; (iii) any Contract which requires any payment by the Company or its Subsidiaries in excess of $10,000 in any year and which is not terminable within one year without penalty, or which requires any payment to the Company or its Subsidiaries in excess of $10,000 in any year and which is not terminable within one year without penalty; (iv) any Contract relating to or guarantying indebtedness for borrowed money to the extent the aggregate principal amount outstanding thereunder exceeds $10,000; (v) since January 1, 2000, any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, indemnity insurance or otherwise) which involves an asset value in excess of $10,000 or a purchase price in excess of $10,000; (vi) any Employee Agreement (as hereinafter defined); (vii) any Contract of indemnification or any guaranty by the Company or any of its Subsidiaries other than any Contract entered into in connection with the sale or license by the Company or any of its Subsidiaries of products or services in the ordinary course of business, (viii) any Contract to provide source code to any third party for any product or technology that is material to the Company and its Subsidiaries, taken as a whole; (ix) any material Contract, other than standard end-user license and sale Contracts and related maintenance and support Contracts entered into in the ordinary course of business, to license any third party to use, manufacture or reproduce any Company product, service or Intellectual Property Right or any material Contract to sell, distribute or market any Company product, service or Intellectual Property Right; (x) any settlement Contract which materially affects the conduct of the Company's or any of its Subsidiaries' businesses; and (xi) any other Contract that is material to the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.  The Company has previously made available to Parent complete and correct copies of each Contract of the type described in this Section 3.11(a) which was entered into prior to the date hereof.  All Contracts of the type described in this Section 3.11(a) shall be referred to as “Company Contracts” regardless of whether they were entered into before or after the date hereof.  All of the Company Contracts are valid and in full force and effect (except those which are cancelled, rescinded or terminated after the date hereof in accordance with their terms), except where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on the Company.  To the Knowledge of the Company, no Person is challenging the validity or enforceability of any Company Contract, except such challenges which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.  Neither the Company nor any of its Subsidiaries and, to the Knowledge of the Company, none of the other parties thereto, is in breach of any provision of, or committed or failed to perform any act which (with or without notice or lapse of time or both) would constitute a default under the provisions of, any Company Contract, except for those violations and defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(b)   Except as set forth in Section 3.11(b) of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any Contract or written or oral plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.  No holder of any (i) option to purchase shares of Company Common Stock; (ii) rights under the Company Stock Purchase Plan; or (iii) shares of Company Common Stock granted in connection with the performance of services for the Company or its Subsidiaries, is or will be entitled to receive cash from the Company or any Subsidiary in lieu of or in exchange for such option or shares under this Agreement.  Section 3.11(b) of the Company Letter sets forth (i) for each officer, director, employee or consultant who is a party to, or will receive benefits under, this Agreement, the total amount that each such Person may receive, or is eligible to receive, assuming that the transactions contemplated by this Agreement are consummated on the date hereof, and (ii) the total amount of indebtedness owed to the Company or its Subsidiaries from each officer or director of the Company and its Subsidiaries.

(c)   For purposes of this Agreement, “Employee Agreement” means each management, employment, severance, retention, consulting or other Contract between the Company, or any ERISA Affiliate, and any current or former employee, director or officer of the Company or any ERISA Affiliate other than standard offer letters used in the Company's ordinary course of business that do not provide for severance or other payments after termination of employment or acceleration of any equity award.

Section 3.12           ERISA.  (a)  Each Company Plan is listed in Section 3.12(a) of the Company Letter.  With respect to each Company Plan, the Company has delivered to Parent a true and correct copy of (i) the three (3) most recent annual reports (Form 5500) filed with the IRS; (ii) each such Company Plan that has been reduced to writing and all amendments thereto; (iii) each trust, insurance or administrative Contract relating to each such Company Plan; (iv) a written summary of each unwritten Company Plan; (v) the most recent summary plan description or other written explanation of each Company Plan provided to participants; (vi) the most recent determination letter and request therefor, if any, issued by the IRS with respect to any Company Plan intended to be qualified under Section 401(a) of the Code; (vii) any request for a determination currently pending before the IRS; and (viii) all correspondence with the IRS, the Department of Labor, the SEC or Pension Benefit Guaranty Corporation relating to any outstanding controversy or audit.  Each Company Plan complies in all material respects with ERISA, the Code and all other applicable statutes and governmental rules and regulations.  Neither the Company nor any of its ERISA Affiliates currently maintains, contributes to or has any liability under or, at any time has maintained or contributed to, any pension plan which is subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA.  Neither the Company nor any of its ERISA Affiliates currently maintains, contributes to or has any liability under or, at any time has maintained or contributed to, any Company Multiemployer Plan (as hereinafter defined).

(b)   Except as listed in Section 3.12(b) of the Company Letter, with respect to the Company Plans, no event or set of circumstances has occurred and there exists no condition or set of circumstances in connection with which the Company or any of its ERISA Affiliates or any Company Plan fiduciary could be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable law.  All Company Plans that are intended by their terms to be, or are otherwise treated by the Company as, qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending and the Company is not aware of any reason any such Company Plan is not so qualified in operation.  Except as set forth in Section 3.12(b) of the Company Letter, neither the Company nor any of its ERISA Affiliates has any liability or obligation under any welfare plan or Contract to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code.

(c)   For purposes of this Agreement, (i) “Company Plan” means a “pension plan” (as defined in Section 3(2) of ERISA (other than a Company Multiemployer Plan)), a “welfare plan” (as defined in Section 3(1) of ERISA) or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, holiday pay, vacation, severance, death benefit, sick leave, fringe benefit, insurance or other plan, arrangement or understanding, in each case established or maintained by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates has contributed or otherwise may have any liability and (ii) “Company Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability.

(d)   Section 3.12(d) of the Company Letter contains a list, and the Company has heretofore provided to Parent a complete and correct copy, of all (i) severance, employment and consulting Contracts with employees and consultants of the Company and each of its ERISA Affiliates, to which the Company is a party, (ii) severance programs and policies of the Company and each of its ERISA Affiliates with or relating to its employees and (iii) plans, programs, Contracts and other arrangements of the Company and each of its ERISA Affiliates with or relating to its current and former employees containing change of control or similar provisions.

(e)   Except as set forth in Section 3.12(e) of the Company Letter, the Company is not a party to any Contract that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(f)    Except as set forth in Section 3.12(f) of the Company Letter, with respect to each Company Plan not subject to United States law (a “Company Foreign Benefit Plan”), (i) the fair market value of the assets of each funded Company Foreign Benefit Plan, the liability of each insurer for any Company Foreign Benefit Plan funded through insurance or the reserve shown on the consolidated financial statements of the Company included in the Company SEC Documents for any unfunded Company Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the projected benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan based on reasonable, country specific actuarial assumptions and valuations and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such projected benefit obligations and (ii) each Company Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with the appropriate regulatory authorities.

(g)   Except as set forth in Section 3.12(g) of the Company Letter, the Company, with respect to employees outside of the United States, (i) is not under any legal liability to pay pensions, gratuities, superannuation allowances or the like to any past or present directors, officers, employees or dependents of employees; (ii) has not made ex-gratia or voluntary payments by way of superannuation allowance or pension; and/or (iii) does not maintain and has not contemplated any pension schemes or arrangements for payment of the pensions or death benefits or similar arrangements.

Section 3.13           Compliance with Worker Safety and Environmental Laws.  The properties, assets and operations of the Company and its Subsidiaries are in compliance with all applicable Worker Safety Laws and Environmental Laws, except for any violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.  With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

Section 3.14           Labor Matters.  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining Contract or, except as set forth in Section 3.14 of the Company Letter, any labor Contract.  Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any Persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the “Company Business Personnel”), and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the Company Business Personnel, except where such unfair labor practice, complaint or grievance would not, individually or in the aggregate, have a Material Adverse Effect on the Company.  There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

Section 3.15           Intellectual Property.  (a)  Except as set forth in Section 3.15(a) of the Company Letter, the Company and its Subsidiaries own or have a valid right to use all Intellectual Property Rights as are necessary to conduct the business of the Company and its Subsidiaries as currently conducted or planned to be conducted by the Company and its Subsidiaries, taken as a whole, except where the failure to have such Intellectual Property Rights would not, individually or in the aggregate, have a Material Adverse Effect on the Company.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any third party, except where such infringement, misappropriation or violation would not, individually or in the aggregate, have a Material Adverse Effect on the Company.  To the Knowledge of the Company, no third party infringes, misappropriates or violates any Intellectual Property Rights owned or exclusively licensed by or to the Company or any of its Subsidiaries, except where such infringement, misappropriation or violation would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(b)   Section 3.15(b) of the Company Letter contains a list as of the date hereof of (i) all material registered United States, state and foreign trademarks, service marks, logos, trade dress and trade names and pending applications to register the foregoing; (ii) all United States and material foreign patents and patent applications; and (iii) all material registered United States and foreign copyrights and pending applications to register the same, in each case owned by the Company and its Subsidiaries.

(c)   Except as set forth in the Company SEC Documents filed prior to the date of this Agreement or in Section 3.15(c) of the Company Letter, (i) as of the date of this Agreement, to the Knowledge of the Company, there are no actions, suits or claims or administrative proceedings or investigations pending or threatened that challenge or question the Intellectual Property Rights of the Company or any of its Subsidiaries and (ii) there are no actions, suits or claims, or administrative proceedings or investigations pending or, to the Knowledge of Company, threatened that challenge or question the Intellectual Property Rights of the Company or any of its Subsidiaries and that, if adversely decided, would, individually or in the aggregate, have a Material Adverse Effect on the Company.

Section 3.16           Opinion of Financial Advisor.  The Company has received the written opinion of SG Capital, dated the date hereof, to the effect that, as of the date hereof, the Per Share Merger Consideration is fair to the Company's stockholders from a financial point of view, a copy of which opinion has been delivered to Parent.

Section 3.17           State Takeover Statutes; Certain Charter Provisions.  The Board of Directors of the Company has, to the extent such statutes are applicable, taken all action (including appropriate approvals of the Board of Directors of the Company) necessary to exempt Parent, its Subsidiaries and Affiliates, the Merger, this Agreement and the transactions contemplated hereby from Section 203 of the DGCL.  To the Knowledge of the Company, no other state takeover statutes or charter or bylaw provisions are applicable to the Merger, this Agreement or the transactions contemplated hereby.

Section 3.18           Required Vote of Company Stockholders.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is required to approve and adopt this Agreement.  No other vote of the security holders of the Company is required by law, the Company Charter, the Company Bylaws or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

Section 3.19           Reorganization.  Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would, to the Knowledge of the Company, jeopardize the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.20           Brokers.  No broker, investment banker or other Person, other than SG Capital, the fees and expenses of which will be paid by the Company (as reflected in an agreement between SG Capital and the Company, dated October 1, 2003, as supplemented on October 11, 2003 and amended on July 29, 2004, a copy of which has been furnished to Parent), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.21           Company Rights Agreement.  The Company has amended the Company Rights Agreement to (i) render the Company Rights Agreement inapplicable to the Merger and the transactions contemplated hereby and (ii) provide that Parent shall not be deemed an Acquiring Person (as defined in the Company Rights Agreement), the Distribution Date (as defined in the Company Rights Agreement) shall not be deemed to occur and the Company Rights will not separate from the shares of Company Common Stock as a result of entering into this Agreement or consummating the Merger or the other transactions contemplated hereby.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1             Conduct of Business Pending the Merger.  Except as expressly permitted by clauses (i) through (xix) of this Section 4.1, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time.  Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in Section 4.1 of the Company Letter (with specific reference to the applicable subsection below), the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

(i)            (A)  declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such other than dividends or distributions from wholly owned Subsidiaries of the Company, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Subsidiary or any other securities thereof or any rights, warrants or options to acquire, any such shares or other securities or (D) amend the Company Rights Agreement;

(ii)           issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalent or convertible securities, other than the issuance of shares of

Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement and pursuant to the Company Stock Purchase Plan, in each case, in accordance with their current terms;

(iii)          amend its certificate of incorporation or bylaws or other comparable organizational documents;

(iv)          acquire or agree to acquire by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than assets acquired in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries, taken as a whole;

(v)           sell, transfer, lease, license (as licensor of Intellectual Property Rights of the Company), mortgage, pledge, encumber or otherwise dispose of any of its properties or assets, other than sales, leases or licenses of products or services in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries, taken as a whole;

(vi)          incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other Person, other than indebtedness, loans, advances, capital contributions and investments between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries;

(vii)         alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any Subsidiary;

(viii)        enter into, adopt or amend any severance plan or material Contract, Company Plan or employment or consulting Contract, except as required by applicable law, including the Company Stock Option Plans;

(ix)           increase the compensation payable or to become payable to its directors, officers or employees (except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not officers of the Company or any of its Subsidiaries) or grant any severance or termination pay to, or enter into or amend any employment or severance Contract with, any current or former director or officer of the Company or any of its Subsidiaries, or establish, adopt, enter into or, except as may be required to comply with applicable law, amend or take action to enhance or accelerate any rights or benefits under, any labor, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, Contract, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee;

(x)            knowingly violate or knowingly fail to perform any obligation or duty imposed upon it or any Subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

(xi)           make or adopt any change to its accounting methods, practices or policies (other than actions required to be taken by GAAP);

(xii)          prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

(xiii)         settle or compromise any material federal, state, local or foreign income tax liability;

(xiv)        enter into, amend or terminate any Company Contract, other than entering into or amending customer contracts in the ordinary course of business so long as (A) the amount involved does not exceed $150,000, and (B) such customer contract or amendment thereto does not provide for rates which are more than 20% below the average billing rate for the then most recently completed fiscal quarter;

(xv)         enter into any Contract (A) that would, after the Effective Time, restrict Parent and its Subsidiaries with respect to engaging in any line of business or in any geographical area; or (B) that contains exclusivity, most favored nation pricing or non-solicitation provisions with respect to any customer or supplier that would, after the Effective Time, apply to Parent or any of its Subsidiaries;

(xvi)        make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $10,000 or, in the aggregate, are in excess of $50,000;

(xvii)       waive or release any material right or claim or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent Company SEC Documents filed prior to the date hereof, or incurred in the ordinary course of business consistent with past practice;

(xviii)      initiate any litigation or arbitration proceeding or settle or compromise any material litigation or arbitration proceeding or any claim involving intellectual property; or

(xix)         authorize, recommend, propose or announce an intention to do any of the foregoing or enter into any Contract to do any of the foregoing.

Section 4.2             No Solicitation.  (a) From the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with the terms hereof, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of, any Takeover Proposal (as hereinafter defined); (ii) enter into any letter of intent or agreement with respect to any Takeover Proposal; or (iii) participate in any discussions or negotiations regarding, or furnish to any Third Party any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that prior to the Company Stockholder Meeting, nothing contained in this Agreement shall prevent the Company or its Board of Directors from (A) complying with Rules 14d-9 and 14e-2 under the Exchange Act or publicly disclosing the existence of a Takeover Proposal to the extent required by applicable law or (B) furnishing non-public information regarding the Company to, or entering into discussions or negotiations with, any Third Party in connection with an unsolicited bona fide written Takeover Proposal by such Third Party, if and only to the extent that, with respect to clause (B) above, (1) such Takeover Proposal would, if consummated, result in a Superior Proposal and, in the reasonable good faith judgment of the Board of Directors of the Company, after consultation with its outside financial advisors, the Third Party making such Superior Proposal has the financial means to conclude such transaction, (2) the failure to take such action would in the reasonable good faith judgment of the Board of Directors of the Company, after consultation with the outside corporate counsel of the Company, violate the fiduciary duties of the Board of Directors of the Company to the Company's stockholders under applicable law, (3) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Third Party, such Board of Directors receives from such Third Party an executed confidentiality agreement with provisions not less favorable to the Company than those contained in the Confidentiality Agreement (as hereinafter defined) and the Company provides five (5) days advance written notice to Parent of the identity of the Third Party or entity making, and the proposed terms and conditions of, such Takeover Proposal, (4) the Company shall have provided to Parent a copy of all written materials delivered to the Third Party making the Superior Proposal in connection with such Superior Proposal and made available to Parent all materials and information made available to the Third Party making the Superior Proposal in connection with such Superior Proposal and (5) the Company shall have fully complied with this Section 4.2.  For purposes of this Agreement, (i) “Takeover Proposal” means any inquiry, offer or proposal by a Third Party relating to any Acquisition Transaction; (ii) “Acquisition Transaction” means any transaction or series of related transactions other than the Merger involving: (A) any acquisition or purchase from the Company by any Third Party of more than a 15% interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Third Party beneficially owning 15% or more of the total outstanding voting securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction, (B) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 15% of the assets of the Company or any of its Subsidiaries or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company; (iii) “Superior Proposal” means an unsolicited, bona fide binding written proposal made by a Third Party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or in excess of 50% of the outstanding voting securities of the Company and as a result of which the stockholders of the Company immediately preceding such transaction would cease to hold at least 50% of the equity interests in the surviving or resulting entity of such transaction, on terms that in the reasonable good faith judgment of the Board of Directors of Company, after consultation with its outside financial advisors, are more favorable to Company's stockholders from a financial point of view than the terms of the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by either party to amend the terms of this Agreement); and (iv) “Third Party” means any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) other than Parent and its Affiliates.

(b)   The Company agrees that it and its Subsidiaries shall, and the Company shall direct its Subsidiaries' respective officers, directors, employees, representatives and agents to, immediately cease and cause to be terminated any activities, discussions or negotiations with any Third Party with respect to any Takeover Proposal.  The Company shall advise Parent orally (within 24 hours) and in writing (as promptly as practicable) of (i) any Takeover Proposal or any inquiry with respect to or which could lead to any Takeover Proposal; (ii) the proposed terms and conditions of such Takeover Proposal; and (iii) the identity of the Third Party making any such Takeover Proposal or inquiry.  The Company will keep Parent fully informed on a current basis of the status and details of any such Takeover Proposal or inquiry.  The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with any Takeover Proposal to return or destroy all confidential information heretofore furnished to such Third Party by or on behalf of it or any of its Subsidiaries.

Section 4.3             Third Party Standstill Agreements.  During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality agreement relating to a Takeover Proposal or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent).  During such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

Section 4.4             Reorganization.  During the period from the date of this Agreement through the Effective Time, unless the other party shall otherwise agree in writing, none of Parent, the Company or any of their respective Subsidiaries shall take or fail to take any action which action or failure would, to its knowledge, jeopardize the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1             Company Stockholder Meeting.  (a) The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of stockholders (“Company Stockholder Meeting”) for the purpose of the Company's stockholders duly approving and adopting this Agreement (the “Company Stockholder Approval”).

(b)   The Company shall, through its Board of Directors, recommend to its stockholders approval and adoption of this Agreement, shall use all reasonable efforts to solicit such approval and adoption by its stockholders and such Board of Directors or committee thereof shall not withhold, withdraw, qualify, amend or modify in a manner adverse to Parent such recommendation or its declaration that this Agreement and the Merger are advisable and fair to and in the best interest of the Company and its stockholders or resolve or propose to do any of the foregoing, except if (i) the Company has complied with Section 4.2 and (ii) in the reasonable good faith judgment of the Company's Board of Directors, after consultation with the outside corporate counsel of the Company, the making of, or the failure to withhold, withdraw, qualify, amend or modify, such recommendation would violate the fiduciary duties of such Board of Directors to the Company's stockholders under applicable law.  The Company agrees to submit this Agreement to its stockholders for approval and adoption whether or not the Board of Directors of the Company determines at any time subsequent to the date hereof that this Agreement is no longer advisable and recommends that the stockholders of the Company reject it.

Section 5.2             Preparation of the Registration Statement and the Proxy Statement.  The Company shall promptly prepare and file with the SEC the Proxy Statement and Parent shall promptly prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus.  Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing.  As promptly as practicable after the Registration Statement shall have become effective, the Company shall distribute the Proxy Statement to its stockholders.

Section 5.3             Access to Information.  Subject to currently existing contractual and legal restrictions applicable to Parent or to the Company or any of their respective Subsidiaries, as the case may be, each of Parent and the Company shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of the other reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours during the period from the date of this Agreement through the Effective Time, all of its employees, customers, properties, books, contracts, commitments and records (including the work papers of independent accountants, if available and subject to the consent of such independent accountants), and, during such period, each of Parent and the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as the other may reasonably request.  No investigation pursuant to this Section 5.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.  All information obtained pursuant to this Section 5.3 shall be kept confidential in accordance with the Non-Disclosure Agreement, dated July 14, 2004, between Parent and the Company (the “Confidentiality Agreement”).

Section 5.4             Compliance with the Securities Act.  Section 5.4 of the Company Letter contains a list identifying all Persons who, at the time of the Company Stockholder Meeting, may be deemed to be “affiliates” of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the “Rule 145 Affiliates”).  The Company shall use its reasonable best efforts to cause each Person who is identified as a Rule 145 Affiliate in such list to deliver to Parent within 30 days of the date hereof a written agreement in substantially the form of Exhibit B hereto (the “Company Affiliate Letter”), executed by each of such Persons identified in the foregoing list.  Prior to the Effective Time, the Company shall amend and supplement Section 5.4 of the Company Letter and use its reasonable best efforts to cause each additional Person who is identified as a Rule 145 Affiliate of the Company to execute the Company Affiliate Letter.  Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by affiliates of the Company pursuant to this Agreement and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Letter.

Section 5.5             Fees and Expenses.  (a)  Except as provided in this Section 5.5 and Section 5.9, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, provided that all printing expenses and all filing fees (including filing fees under the Securities Act and the Exchange Act) shall be divided equally between Parent and the Company.

(b)   Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated (i) by the Company or Parent pursuant to Section 7.1(d) or 7.1(e) and a Takeover Proposal existed between the date hereof and the date of the termination of this Agreement or (ii) by Parent pursuant to Section 7.1(f), then, in each case, the Company shall (without prejudice to any other rights Parent may have against the Company for breach of this Agreement) reimburse Parent upon demand by wire transfer of immediately available funds to an account specified in writing by Parent for all reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or any Affiliate of Parent in connection with this Agreement and the transactions contemplated herein, including all fees and expenses of counsel, investment banking firms, accountants and consultants.

(c)   Notwithstanding any provision in this Agreement to the contrary, if (i) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(d) or 7.1(e) and a Takeover Proposal existed between the date hereof and the date of the termination of this Agreement and, concurrently with or within twelve months after any such termination an Acquisition Transaction occurs or the Company or any of its Subsidiaries shall enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to an Acquisition Transaction or (ii) this Agreement is terminated by Parent pursuant to Section 7.1(f), then, in each case, the Company shall (in addition to any obligation under Section 5.5(b) and without prejudice to any other rights that Parent may have against the Company for a breach of this Agreement) pay to Parent a fee (the “Termination Fee”) of $240,000 by wire transfer of immediately available funds to an account specified in writing by Parent, such payment to be made promptly, but in no event later than, in the case of clause (i), the earlier to occur of such an Acquisition Transaction and the entry into such letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to an Acquisition Transaction or, in the case of clause (ii), one business day after such termination.

(d)   The Company acknowledges that the agreements contained in Sections 5.5(b) and 5.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amounts due pursuant to Sections 5.5(b) and 5.5(c), and, in order to obtain such payment Parent commences a suit which results in a judgment against the Company for any of the amounts set forth in Sections 5.5(b) or 5.5(c), the Company shall pay to the Parent its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amounts due pursuant to Sections 5.5(b) and 5.5(c) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

Section 5.6             Company Stock Plans; Company Warrants and Company Stock Purchase Plan.

(a)   Not later than the Effective Time, each Company Stock Option which is outstanding immediately prior to the Effective Time pursuant to the Company Stock Option Plans shall become and represent an option to purchase the number of shares of Parent Common Stock (a “Substitute Option”) (decreased to the nearest full share) determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest cent) equal to the exercise price per share of Company Common Stock under such Company Stock Option immediately prior to the Effective Time divided by the Exchange Ratio.  After the Effective Time, except as provided above in this Section 5.6(a), each Substitute Option shall be exercisable upon the same terms and conditions as were applicable under the related Company Stock Option immediately prior to or at the Effective Time.  The Company shall take all necessary action to implement and make effective the provisions of this Section 5.6(a).

(b)   Not later than the Effective Time, each Company Warrant which is outstanding immediately prior to the Effective Time, other than the Company Warrant issued on May 15, 2004 to Pandora Select Partners L.P. (the “Pandora Warrant”), shall become and represent a warrant to purchase the number of shares of Parent Common Stock (a “Substitute Warrant”) (decreased to the nearest full share) determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest cent) equal to the exercise price per share of Company Common Stock under such Company Warrant immediately prior to the Effective Time divided by the Exchange Ratio.  After the Effective Time, except as provided above in this Section 5.6(b), each Substitute Warrant shall be exercisable upon the same terms and conditions as were applicable under the related Company Warrant immediately prior to or at the Effective Time.  Not later than the Effective Time, the Pandora Warrant shall be terminated in accordance with the Agreement dated as of August 6, 2004 between the Company and Pandora Select Partners L.P.  The Company shall take all necessary action to implement and make effective the provisions of this Section 5.6(b).

(c)   As soon as reasonably practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to Parent Common Stock subject to Substitute Options or shall cause Substitute Options to be deemed to be issued pursuant to a Parent Stock Plan for which shares of Parent Common Stock have been previously registered pursuant to an appropriate registration form.

(d)   The Company shall cause the Company Stock Purchase Plan and all rights thereunder to terminate, with the effect of such termination being that no offering period and no purchase period shall commence under such plan subsequent to the earlier of (i) September 30, 2004 and (ii) immediately prior to the Effective Time.

Section 5.7             Commercially Reasonable Efforts.  (a)  Upon the terms and subject to the conditions set forth in this Agreement, each of Parent and the Company agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and from Persons other than Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (iv) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)   Each of Parent and the Company shall notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any law.  Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant hereto, Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(c)   Each party shall use all reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

(d)   Notwithstanding anything to the contrary contained in this Agreement, (i) neither Parent nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses, product lines or assets of Parent, the Company or any of their respective Subsidiaries or Affiliates, or that otherwise would, individually or in the aggregate, have a Material Adverse Effect on Parent or the Company and (ii) the Company shall not, without Parent's prior written consent, take or agree to take any such action.

Section 5.8             Public Announcements.  Parent and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or the rules of Nasdaq.

Section 5.9             Real Estate Transfer and Gains Tax.  Parent and the Company agree that either the Company or the Surviving Corporation will pay any state or local tax which is attributable to the transfer of the beneficial ownership of the Company's or its Subsidiaries' real property, if any (collectively, the “Gains Taxes”), and any penalties or interest with respect to the Gains Taxes, payable in connection with the consummation of the Merger.  The Company and Parent agree to cooperate with the other in the filing of any returns with respect to the Gains Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and its Subsidiaries and any information with respect to such property that is reasonably necessary to complete such returns.  The portion of the consideration allocable to the real property of the Company and its Subsidiaries shall be determined by Parent in its reasonable discretion.

Section 5.10           State Takeover Laws.  If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 5.11           Indemnification; Directors and Officers Insurance.  Subject to applicable law, for six (6) years from and after the Effective Time, Parent agrees to cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of the Company and of its Subsidiaries to the same extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Charter and the Company Bylaws for acts or omissions occurring at or prior to the Effective Time.  Parent shall provide, or shall cause the Surviving Corporation to provide, for an aggregate period of not less than six (6) years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially similar (with respect to limits and deductibles) to the Company's existing policy or, if substantially similar insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 150% of the last annual premium paid prior to the date of this Agreement (the “Company's Current Premium”).  If such premiums for such insurance would at any time exceed 150% of the Company's Current

Premium, then Parent shall use its reasonable efforts to cause to be maintained policies of insurance which, in Parent's good faith determination, provide the maximum coverage available at an annual premium equal to 150% of the Company's Current Premium.  The Company may satisfy its obligation pursuant to this Section 5.11 by providing, or causing the Surviving Corporation to provide, a “tail” coverage directors' and officers' liability insurance policy that is substantially similar (with respect to limits and deductibles) to the Company's existing policy covering claims made for a period of not less than six (6) years after the Effective Time which arise out of events occurring prior to the Effective Time.

Section 5.12           Notification of Certain Matters.  Parent shall use its reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to Parent, of:  (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (x) any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement of the notifying party contained in this Agreement not to be complied with or satisfied in all material respects, (ii) any failure of the notifying party to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any change, event or effect which would be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect on the notifying party; provided, however, that the delivery of any notice pursuant to this Section 5.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.13           Employee Benefit Plans and Agreements.  (a) Parent agrees that it will cause the Surviving Corporation from and after the Effective Time to honor all Company Plans and all employment agreements entered into by the Company prior to the date hereof and described in Section 3.12 of the Company Letter; provided, however, that nothing in this Agreement shall be interpreted as limiting the power of Parent or the Surviving Corporation to amend or terminate any Company Plan or any other individual employee benefit plan, program, Contract or policy or as requiring Parent or the Surviving Corporation to offer to continue (other than as required by its terms) any written employment contract.

(b)   Parent shall cause each Parent Plan covering employees of the Company or its Subsidiaries to recognize prior service of such employees with the Company and its Subsidiaries as service with Parent and its Subsidiaries (i) for purposes of any waiting period and eligibility requirements under any Parent Plan that is not a “pension plan” (as defined in Section 3(2) of ERISA) and (ii) for purposes of eligibility (including eligibility for early retirement benefits) and vesting (but not benefit accrual) under any Parent Plan that is a “pension plan” (as defined in Section 3(2) of ERISA).

Section 5.14           Company Rights Agreement.  Without the prior written consent of Parent, the Company shall not redeem the Company Rights issued under the Company Rights Agreement or amend or terminate the Company Rights Agreement prior to the Effective Time unless required to do so by a court of competent jurisdiction.

Section 5.15           Section 16 Matters.  The Board of Directors of the Company and Parent shall, prior to the Effective Time, to the extent permitted by law, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt (i) the conversion of Company Stock Options into Parent Common Stock and (ii) the acquisition of Parent Common Stock and the right to receive Parent Common Stock (including pursuant to Substitute Options) pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees or directors of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act.  Parent and the Company shall provide to counsel to the other party copies of the resolutions to be adopted by the respective Boards of Directors to implement the foregoing.

ARTICLE VI

CONDITIONS PRECEDENT TO THE MERGER

Section 6.1             Conditions to Each Party's Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver by Parent and the Company at or prior to the Effective Time of the following conditions:

(a)   Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained in accordance with applicable law and the Company Charter and the Company Bylaws.

(b)   Certain Approvals.  All authorizations, consents, orders, declarations or approvals of or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would, individually or in the aggregate, have a Material Adverse Effect on Parent (assuming the Merger had taken place), shall have been obtained, shall have been made or shall have occurred.

(c)   Registration Statement.  The Registration Statement shall have become effective in accordance with the provisions of the Securities Act.  No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or the Company, threatened by the SEC.  All necessary state securities or Blue Sky Law authorizations (including State Takeover Approvals) shall have been received.

(d)   No Order.  No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect prohibiting or having the effect of making illegal the consummation of the Merger (collectively, an “Order”) and no Governmental Entity shall have instituted any proceeding that is pending seeking such an Order.

Section 6.2             Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a)   Performance of Obligations; Representations and Warranties.  Each of Parent and Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and its Chief Financial Officer to such effect.

(b)   Tax Opinion.  The Company shall have received an opinion of Leonard, Street and Deinard Professional Association, in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes: (i) the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the Company, Sub and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code.  In rendering such opinion, Leonard, Street and Deinard Professional Association may rely upon the representations contained herein and may receive and rely upon representations from Parent, the Company, and others, including representations from Parent substantially similar to the representations in the Parent Tax Certificate attached to the Parent Letter and representations from the Company substantially similar to the representations in the Company Tax Certificate attached to the Company Letter.

Section 6.3             Conditions to Obligations of Parent and Sub to Effect the Merger.  The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment or waiver by Parent at or prior to the Effective Time of the following additional conditions:

(a)   Performance of Obligations; Representations and Warranties.  The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

(b)   Tax Opinion.  Parent shall have received an opinion of Sidley Austin Brown & Wood LLP, in form and substance reasonably satisfactory to Parent, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes: (i) the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the Company, Sub and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code.  In rendering such opinion, Sidley Austin Brown & Wood LLP may rely upon representations contained herein and may receive and rely upon representations from Parent, the Company and others, including representations from Parent substantially similar to the representations in the Parent Tax Certificate attached to the Parent Letter and representations from the Company substantially similar to the representations in the Company Tax Certificate attached to the Company Letter.

(c)   Material Adverse Effect.  Since the date of this Agreement, there shall not have been any events, changes or developments that would, individually or in the aggregate, have a Material Adverse Effect on the Company.  Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

(d)   Consents.  The Company shall have obtained (i) each of the consents or approvals listed on Section 6.3(d) of the Company Letter and (ii) the consent or approval of each Person that is not a Governmental Entity whose consent or approval shall be required in connection with the transactions contemplated hereby under any Contract by which the Company or any of its Subsidiaries is bound, except in the case of clause (ii), where the failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company or, after giving effect to the Merger, Parent.

(e)   Company Rights Agreement.  The Company Rights shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of the Company Rights Agreement.

(f)    Employment Agreements.  Parent or the Surviving Corporation shall have entered into an employment agreement with each of the individuals identified in Section 6.3(f) of the Parent Letter, each such agreement to be in such form and on such terms as are satisfactory to Parent, and none of such agreements shall have been terminated.

(g)   Third and Fourth Quarter 2004 Revenues.  If the Closing shall occur after September 30, 2004, the Company's consolidated revenues for the three months ended September 30, 2004 shall have been at least $1,500,000 and, in addition, if the Closing shall occur after December 31, 2004, the Company's consolidated revenues for the three months ended December 31, 2004 shall have been at least $1,500,000, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

(h)   Pandora Warrant. The Pandora Warrant shall have been terminated in accordance with the Agreement dated as of August 6, 2004 between the Company and Pandora Select Partners L.P.

(i)    Dissenting Stockholders.  The Dissenting Shares shall include no more than twelve percent (12%) of the shares of Company Common Stock outstanding immediately prior to the Effective Time.  Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1             Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company or Parent:

(a)   by mutual written consent of Parent and the Company;

(b)   by Parent if there has been a breach of any representation, warranty, covenant or other agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, in each case such that Section 6.3(a) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company;

(c)   by the Company if there has been a breach of any representation, warranty, covenant or other agreement made by Parent or Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, in each case such that Section 6.2(a) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent;

(d)   by either Parent or the Company if:  (i) the Merger has not been effected on or prior to the close of business on January 31, 2005; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d)(i) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting or having the effect of making illegal the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(e)   by either Parent or the Company if the Company Stockholder Approval is not obtained at the Company Stockholder Meeting or at any adjournment or postponement thereof; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if the Company has not complied with its obligations under Sections 4.2, 5.1 and 5.2 or has otherwise breached in any material respect any of its obligations under this Agreement in any manner that could reasonably have caused the failure to obtain the Company Stockholder Approval at the Company Stockholder Meeting; or

(f)    by Parent if (i) the Board of Directors of the Company shall not have recommended, or such Board of Directors or a committee thereof shall have resolved not to recommend, or shall have qualified, modified, amended or withdrawn such Board of Director's recommendation of the approval and adoption of this Agreement or the declaration that this Agreement and the Merger are advisable and fair to and in the best interest of the Company and its stockholders in a manner adverse to Parent or shall have taken any other action or made any other statement in connection with the Company Stockholder Meeting inconsistent with such recommendation or declaration or shall have resolved or proposed to do any of the foregoing; (ii) any Person (other than Parent or its Affiliates) acquires or becomes the beneficial owner of 10% or more of the outstanding shares of Company Common Stock; (iii) the Board of Directors of the Company or any committee thereof shall have recommended to the stockholders of the Company any Takeover Proposal or shall have resolved to do so; (iv) a tender offer or exchange offer for 10% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders); or (v) the Company's Board of Directors fails to reaffirm (publicly, if so requested by Parent) its recommendation in favor of the adoption and approval of this Agreement within five (5) days after Parent requests in writing that such recommendation be reaffirmed.

The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

Section 7.2             Effect of Termination.  In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for the last sentence of Section 5.3, the entirety of Section 5.5 and the entirety of Article VIII which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

Section 7.3             Amendment.  This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.4             Waiver.  At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and/or (iii) waive compliance with any of the covenants, agreements or conditions contained herein which may legally be waived.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1             Non-Survival of Representations and Warranties.  The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

Section 8.2             Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or on the business day received (or the next business day if received after 5 p.m. local time or on a weekend or day on which banks are closed) when sent via facsimile (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)   if to Parent or Sub, to

Technology Solutions Company
205 North Michigan Avenue, Suite 1500
Chicago, Illinois 60601
Attention: General Counsel
Facsimile No.: (312) 228-4610

with a copy to:
Sidley Austin Brown & Wood LLP
Bank One Plaza
10 South Dearborn Street
Chicago, Illinois 60603
Attention: Richard E. Robbins
Facsimile No.: (312) 853-7036

(b)   if to the Company, to

Zamba Corporation
3033 Excelsior Blvd, Suite 200
Minneapolis, Minnesota 55416
Attention: General Counsel
Facsimile No.: (952) 893-3935

with a copy to:
Leonard, Street and Deinard Professional Association
150 South Fifth Street, Suite 2300
Minneapolis, Minnesota 55402
Attention: Albert A. Woodward
Facsimile No.: (612) 335-1657

Section 8.3             Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 8.4             Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.5             Entire Agreement; No Third-Party Beneficiaries.  This Agreement, except as provided in the last sentence of Section 5.3, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  This Agreement, except for the provisions of Section 5.11, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.6             Governing Law and Venue; Waiver of Jury Trial.

(a)   THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.2 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

Section 8.7             Assignment.  Subject to Section 1.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

Section 8.8             Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 8.9             Enforcement of this Agreement.  In addition to any remedy to which any party hereto is specifically entitled by the terms hereof, each party shall be entitled to pursue any other remedy available to it at law or in equity (including damages, specific performance or other injunctive relief) in the event that any of the provisions of this Agreement were not performed in accordance with their terms or were otherwise breached.

* * * * *

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

TECHNOLOGY SOLUTIONS COMPANY

By:	/s/	Michael R. Gorsage
	Name:	Michael R. Gorsage
	Its:	President and Chief Executive Officer

Z ACQUISITION CORP.

By:	/s/	Michael R. Gorsage
	Name:	Michael R. Gorsage
	Its:	President

ZAMBA CORPORATION

By:	/s/	Michael H. Carrel
	Name:	Michael H. Carrel
	Its:	President

Exhibit A

FORM OF COMPANY STOCKHOLDER VOTING

AND SUPPORT AGREEMENT

STOCKHOLDER VOTING AND SUPPORT AGREEMENT, dated as of August 6, 2004 (this “Agreement”), among Technology Solutions Company, a Delaware corporation (“Parent”), Z Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and [                 ] (the “Stockholder”).

WHEREAS, simultaneously herewith, Parent, Sub and Zamba Corporation, a Delaware corporation (the “Company”), are entering into,  an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement),  which provides, upon the terms and subject to the conditions thereof, for the merger of Sub with and into the Company (the “Merger”);

WHEREAS, the Stockholder owns that number of shares of common stock, $.01 par value, of the Company (“Company Common Stock”) appearing on the signature page hereof (all such shares of Company Common Stock, any shares of Company Common Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholder prior to the termination of this Agreement, and all other securities issued in distributions in respect or any of the foregoing, being referred to herein as the “Shares”); and

WHEREAS, as an inducement to Parent and Sub to enter into the Merger Agreement, Parent has requested that the Stockholder enter into, and in order to induce Parent and Sub to enter into the Merger Agreement the Stockholder has agreed to enter into, this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1.  Grant of Irrevocable Proxy.  The Stockholder, by this Agreement hereby irrevocably grants an irrevocable proxy to Parent, or any designee of Parent, with full power of substitution (and agrees to execute such documents or certificates evidencing such proxy as Parent may reasonably request) to vote or cause to be voted, at any meeting of the stockholders of the Company (whether annual or special and whether or not adjourned or postponed), however called, and in any action by written consent of the stockholders of the Company, all of the Shares:

(i)                                     in favor of the approval of the Merger Agreement, the Merger, and all other transactions contemplated by the Merger Agreement and this Agreement,

(ii)                                  against any action, proposal, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposed transaction (including any Takeover Proposal) that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement (whether or not theretofore terminated) or that could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled or that could reasonably be expected to impede, interfere, or be inconsistent with, delay, postpone, discourage or adversely affect the Merger Agreement (whether or not theretofore terminated), the Merger or this Agreement;

(iii)                               in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of the Company; and

(iv)                              against any extraordinary corporate transaction, such as a merger, rights offering, reorganization, recapitalization, liquidation or sale of a material amount of assets involving the Company or its subsidiaries, other than the Merger.

The Stockholder further agrees to cause the Shares to be voted in accordance with the foregoing.  This proxy and power of attorney is coupled with an interest in the Shares, is irrevocable and is granted in consideration of, and is effective upon, the signature of this Agreement by Parent.  This Agreement revokes all other proxies and powers of attorney granted by the Stockholder at any time (before or after the date hereof) with respect to the Shares.  The Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

2.  Transfer of Shares.  The Stockholder agrees not to, directly or indirectly, (i) sell, assign, transfer (including by operation of law), pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, (ii) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares, or (iv) take any action that would make any representation or warranty of the Stockholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Stockholder from performing the Stockholder's obligations hereunder.

3.  No Solicitation of Transactions.  The Stockholder shall not, directly or indirectly, through any agent, advisor, representative or otherwise (i) solicit, initiate, encourage or otherwise facilitate any inquires or the making of any proposal or offer that constitutes or may be reasonably expected to lead to any Takeover Proposal or (ii) participate in any discussions or negotiations regarding a Takeover Proposal or furnish any confidential information or data or otherwise facilitate any effort or attempt to make or implement a Takeover Proposal.

4.  Information for Proxy Statement; Disclosure.  The Stockholder represents, warrants and covenants to Parent and Sub that the information relating to the Stockholder and the affiliates of the Stockholder provided by or on behalf of such Stockholder or the Stockholder's affiliates for inclusion in the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Company Stockholder Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Stockholder authorizes and agrees to permit Parent and Sub to publish and disclose in any required filings under the securities laws the Stockholder's identity and ownership of Shares and the nature of the Stockholder's commitments, arrangements and understandings under this Agreement and any other information required by applicable law.

5.  Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

(a)  Except as limited by the existence of this Agreement, as of the date hereof, (i) the Stockholder owns of record and has good, valid and marketable title to the Shares, free and clear of any lien, proxy, voting restriction, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind, and (ii) the Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Shares and has the sole power to vote, and has full right, power and authority to sell, transfer and deliver, the Shares.

(b)  The Stockholder has capacity to enter into and perform his obligations under this Agreement.  This Agreement has been duly executed and delivered by the Stockholder, and (assuming due authorization, execution and delivery by Parent and Sub), this Agreement constitutes a legal, valid and binding obligation of the Stockholder, enforceable against him in accordance with its terms.

6.  Affiliate Letter.  The Stockholder agrees to execute and deliver on a timely basis, when and if requested by Parent, a written agreement in substantially the form of Exhibit B to the Merger Agreement.

7.  Termination.  The obligations of the Stockholder under this Agreement shall terminate upon the earliest of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with the terms thereof.  Nothing in this Section 7 shall relieve any party of liability for any breach of this Agreement.

8.  Miscellaneous.  (a) Expenses.  Except as otherwise provided herein, whether or not the transactions contemplated hereby are consummated, all charges and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

(b)  Notices.  Any notice, request, claim, demand, instruction or other document to be given hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their addresses as specified on the signature page(s) of this Agreement (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8(b)).

(c)  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(d)  Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(e)  Assignment.  This Agreement shall not be assignable by the Stockholder by operation of law or otherwise.  Parent or Sub may assign their rights hereunder to any direct or indirect wholly owned subsidiary of Parent.

(f)  No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any Person any rights or remedies hereunder.

(g)  Successors, Assigns and Transferees Bound.  Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

(h)  Remedies.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that Parent, in addition to any other remedy at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

(i)  Amendment.  This Agreement may be amended only by means of a written instrument executed and delivered by both the Stockholder and Parent.

(j)  GOVERNING LAW.  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(k)  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in any number of counterparts and by the different parties hereto in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

(l)  Other Actions.  Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part hereunder and under applicable Laws to consummate the transactions contemplated hereby as soon as practicable.

(m)  Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.  Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, to such party that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the others hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.

9.  No Limitation on Actions of the Stockholder as Director.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder to take or in any way limit any action the Stockholder may take to discharge the Stockholder's fiduciary duties as a director of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TECHNOLOGY SOLUTIONS COMPANY

By:
Name:
Title:
Address:
Facsimile:

Z ACQUISITION CORP.

By:
Name:
Title:
Address:
Facsimile:

[STOCKHOLDER]

Name:
Address:
Facsimile:

Number of shares of Company Common Stock owned on the date hereof:

Exhibit B

FORM OF AFFILIATE LETTER FOR

AFFILIATES OF THE COMPANY

[             ], 2004

Technology Solutions Company

205 North Michigan Avenue, Suite 1500

Chicago, Illinois 60601

Attention:  General Counsel

Ladies and Gentlemen:

I have been advised that as of the date of this letter I may be deemed to be an “affiliate” of Zamba Corporation, a Delaware corporation (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  Pursuant to the terms of the Agreement and Plan of Merger, dated as of August 6, 2004 (the “Merger Agreement”), among Technology Solutions Company, a Delaware corporation (“Parent”), Z Acquisition Corp., a Delaware corporation (“Sub”), and the Company, Sub will be merged with and into the Company (the “Merger”).  Capitalized terms used in this letter without definition shall have the meanings assigned to them in the Merger Agreement.

As a result of the Merger, I will receive shares of Common Stock, $0.01 par value, of Parent (the “Parent Shares”) in exchange for shares of Common Stock, $0.01 par value, of the Company (the “Company Shares”) owned by me or purchasable by me upon exercise of stock options or stock purchase rights.

1.  I represent, warrant and covenant to Parent that in the event I receive any Parent Shares as a result of the Merger:

A.  I shall not make any sale, transfer or other disposition of the Parent Shares in violation of the Act or the Rules and Regulations.

B.  I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Shares, to the extent I felt necessary, with my counsel or counsel for the Company.

C.  I have been advised that the issuance of the Parent Shares to me pursuant to the Merger has been or will be registered with the Commission under the Act on a Registration Statement on Form S-4.  However, I have also been advised that, because at the time the Merger is submitted for a vote of the stockholders of the Company, (a) I may be deemed to be an affiliate of the Company and (b) the sale, transfer or other disposition by me of the Parent Shares will not have been registered under the Act, I may not sell, transfer, pledge, or otherwise dispose of the Parent Shares issued to me in the Merger unless (i) such sale, transfer, pledge or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer, pledge or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

D.  I understand that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Shares by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

E.  I also understand that there will be placed on the certificates for the Parent Shares issued to me, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES.  THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND [                      ], A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF TECHNOLOGY SOLUTIONS COMPANY.”

F.  I also understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Parent reserves the right to put the following legend on the certificates issued to my transferee:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES.  THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”

G.  Execution of this letter should not be considered an admission on my part that I am an “affiliate” of the Company as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

2.  By Parent's acceptance of this letter, Parent hereby agrees with me that certificates with the legends set forth in paragraphs 1(E) and (F) above will be substituted by delivery of certificates without such legend if (i) one year shall have elapsed from the date the undersigned acquired the Parent Shares received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Parent Shares received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned or (iii) the Parent has received an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

Very truly yours,

Name:

Agreed and accepted this day
of , 2004, by

TECHNOLOGY SOLUTIONS COMPANY

By
Name:
Title: